For Immediate Release

Citigroup Inc. (NYSE: C)

February 9, 2012

Citigroup Statement on Agreement in Principle on Residential

Loan Servicing and Origination Practices

New York — Citigroup Inc. today issued the following statement on the agreement in principle on residential loan servicing and origination practices:

“CitiMortgage, along with other major mortgage servicers, has reached an agreement in principle with the United States and with the Attorneys General for 49 states and the District of Columbia to settle a number of related investigations into residential loan servicing and origination practices. The monetary component of Citi’s portion of the settlement amount is to be paid in three parts: a payment in cash upon final settlement; customer relief payments; and refinancing concessions, for a total value of approximately $2.2 billion.

“Citi expects that existing reserves will be sufficient to cover customer relief payments and all but a small portion of the cash payment called for under this settlement. Citi will adjust its fourth quarter and full year 2011 financial results to reflect an additional $84 million (after tax) charge. The impact of the refinancing concessions will be recognized over a period of years in the form of lower interest income.

“In addition, Citi will adjust its fourth quarter and full year 2011 financial results to reflect an additional $125 million (after tax) charge in connection with the resolution of related mortgage litigation. Each of the after tax charges noted above reflects subsequent events since year end resulting in additional charges above previous estimates.

“The announcement today reflects an agreement in principle only. Accordingly, the final terms and provisions of the agreement are subject to further documentation and approval of Citi’s Board of Directors as well as final court approval.

“Since the housing crisis began, Citi has worked hard to help families avoid foreclosure and stay in their homes. Further, as the volume of foreclosures increased in 2009, Citi self-identified opportunities to improve its foreclosure processes and proactively undertook actions to enhance its policies and controls. These included: consolidating operations into one central unit; significantly reinforcing the size and training of our staff; and tightening control processes.

“Implementation of the settlement’s programs is expected to begin in March 2012. For CitiMortgage clients needing more information, please visit www.citimortgage.com.”

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release, including without limitation successful final negotiations relating to the agreement and approval of such final agreements by various parties, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2010 Annual Report on Form 10-K.

Media Contacts:	Jon Diat	(212) 793-5462
	Mark Rodgers	(212) 559-1719
	Shannon Bell	(212) 793-6206

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091